                                                                 Exhibit (e)(11)
THE LIMITED, INC.
-----------------

THREE LIMITED PARKWAY
COLUMBUS, OHIO 43230
TEL 614 415 7000

        February 7, 2001                       REVISED OFFER LETTER

        Tracey Thomas Travis
        304 Whytegate Court
        Lake Forest, IL 60045

        Dear Tracey:

        It is with a great deal of pleasure that we write this letter to formalize our invitation for you to join us at Intimate Brands. We are pleased and excited at the prospect of having you as our partner. I believe we will truly enjoy working together.

        The following points outline the terms of our offer:

        Position                Vice President, Finance & Chief Financial
        --------                Officer
                                Intimate Brands, Inc. (A publicly traded company on the New York Stock Exchange.)

        Annual Base Salary      $370,000
        ------------------
                                Annual review will be in March, 2002 and each March thereafter, with annual adjustments based on:
                                   (1) Your performance
                                   (2) Economic factors
                                       (i.e. inflation, job market, etc.)

        Sign-On Bonus           You will receive a sign-on bonus of $500,000
        -------------           (less applicable withholding): $250,000 to be
                                paid within two weeks of your start date and
                                $250,000 to be paid on your first anniversary
                                                    --
                                with the Company. If you voluntarily leave the
                                Company before the first anniversary of your
                                        ------
                                start date, you agree to reimburse the company the full $250,000. If you voluntarily leave the company before the second anniversary of your start date, you agree to reimburse the Company
                                $250,000.

       Incentive Compensation   o  Participation in the Incentive Compensation
       ----------------------      (cash bonus) program at a target level of 60%
                                   of your annual base salary. Your initial annual target level is $222,000. Maximum annual payout is double your target level, or $444,000.

                                o All incentive Compensation (IC) payouts are based on Intimate Brands, Inc. profit results and can vary from zero (0) to a maximum of double your target level.

                                o IC is paid twice a year at the end of each season (August and February; 40%/spring and 60%/fall of target earned each season).

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Tracey Thomas Travis            -2-                     February 7, 2001
------------------------------------------------------------------------

                                o The minimum IC for spring season 2001 and fall
                                  ---------------------------------------------
                                  season 2001 will be guaranteed at the target
                                  --------------------------------------------
                                  level of $222,000. In addition, you will
                                  ------------------
                                  receive any actual IC payout earned in excess of the target level. This means your salary and bonuses are guaranteed to be a minimum of $1,092,000 for your first full year's work. Based on the Company's profit performance, you have the potential to earn a maximum of $1,314,000 in year one. Beginning with spring season 2002, your IC payout will be based on actual business results.

        Stock Options           Pursuant to terms of The Limited's Stock Option
        -------------           Plan and Confidentiality Agreement, you will
                                initially receive 40,000 option shares in Intimate Brands, Inc. common stock with an option price based on your start date with the company:

                                o The price of option shares will be determined
                                  at the closing price on the business day you assume your new position.

                                o Stock options are exercisable:

                                  25% after 1 year      25% after 3 years
                                  25% after 2 years     25% after 4 years

                                o All future grants will be made commensurate
                                  with your position and performance. Eligiblity for grants is determined on an annual basis.

        Confidentiality, Non-
        --------------------
        Competition and Intellectual
        ----------------------------
        Property Agreement      This offer is subject to your agreeing to enter
        ------------------      into the attached Regular Confidentiality,
                                Non-Competition and Intellectual Property
                                Agreement.

        Relocation              o You will be reimbursed for relocation expenses
        ----------                under the provisions of our Relocation Policy.

                                o Relocation expenses will be "grossed up" to
                                  offset federal and state taxes.

                                o Sale of your home (if applicable) will be
                                  handled through our third-party relocation service.

        Reimbursement           If you voluntarily resign prior to your first
        -------------           year anniversary, you agree to reimburse
                                Intimate Brands, Inc. for your relocation expenses and the amount you received as a sign-on bonus as outlined in Sign-On Bonus paragraph stated above.

        Benefits                The full extent of coverage is explained in the
        --------                GUIDE, our associate handbook that is enclosed.
                                Some of the highlights are:

                                Group Health Benefits Package
                                -----------------------------

                                o Medical/Dental & Discounted Vision Program
                                  Comprehensive coverage for you and your family

                                o Life Insurance
                                  Two times base salary (maximum of $1,000,000)

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         Tracey Thomas Travis            -3-                    February 7, 2001
--------------------------------------------------------------------------------

                                o Executive Life Insurance
                                  Two times base salary (combined with life insurance maximum of $1,000,000)

                                o Travel Accident
                                  Two times base salary (maximum of $2,000,000)

                                o Long Term Disability
                                  60% of base salary up to $8,500 payable per month

                                Associate Contribution: You pay a total of
                                -----------------------
                                $16/associate + one dependent or $24/family per week for medical, dental, life insurance and long-term disability coverage.

                                Discount: You receive a graduate discount up to
                                ---------
                                40% after 90 days on purchases in all retail divisions of The Limited, Inc./Intimate Brands, Inc.

                                Paid Time Off (PTO) Program: 22 days per
                                ---------------------------
                                calendar year. (First year prorated based on start date.)

                                Retirement Plan: Once eligible, the Company
                                ----------------
                                contributes 4% of your pay up to the Social
                                Security wage base and 7% of your pay above to the Savings and Retirement Plan (SARP). You may (once eligible) also defer up to 3% of your pay in the non-qualified Alternate Savings Plan and the Company matches $2 for every $1 you defer. You are 100% vested in these plans after seven years of service with the Company. Attached is an example of what your retirement account could be worth after different numbers of years in the plans.

This offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. At this point, we have not had the opportunity to complete reference checking or verification of education; therefore, this offer is contingent upon successful completion of those processes.

Tracey, I am very excited at the prospect of your joining the Intimate Brands, Inc. and the Finance leadership team to help us to build a great future.

Please call Maria Capano or me with any questions you may have. Upon acceptance of our offer, we ask that you sign and return one of the attached copies in the enclosed envelope.

Sincerely,                     I accept the foregoing offer as of the date above



/s/ V. Ann Hailey              /s/ Tracey Thomas Travis
--------------------------     --------------------------------
V. Ann Hailey                  Tracey Thomas Travis
Executive Vice President &
Chief Financial Officer

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        THE LIMITED, INC.
        -----------------

        Date:   February 8, 2001

        To:     Tracey Thomas Travis

        From:   V. Ann Hailey
        ===============================================================

        This memorandum sets forth our further understanding and agreement with respect to your Offer Letter dated January 26, 2001 and with respect to your Confidentiality, Non-Competition and Intellectual Property Agreement and shall for all purposes be deemed an amendment to, and incorporated in, said documents.

        The Limited, Inc. ("Company") agrees, that if you are terminated without cause or resign for Good Reason as defined below, in exchange for your execution of a general release, you will receive:

        1) any unpaid guaranteed IC for spring season 2001 and fall season 2001;

        2) any unpaid IC for spring season 2002 or fall season 2002, based on the number of days of your employment within the respective IC season;

        3)      any unpaid amount of your $500,000 sign-on bonus;

        4) your weekly base salary for a period of 52 weeks and you shall not be required to mitigate the amount of the 52 weekly payments, and no such payment shall be offset or reduced by the amount of any compensation provided to you in any subsequent employment; and

        5) reimbursement for family COBRA premiums for a period of earlier of (i) eighteen months (ii) through a period of 2 years after start date or (iii) the first day you are eligible for health coverage through a new employer, which ever is earliest.

        The Company also agrees that termination for "willfully failing to perform your duties with the Company" shall be interpreted to mean "willfully disobeying lawful directions received from, or company policies established by senior management of the Company."

     Finally, the Company agrees that you may resign for "Good Reason" by delivering to the Company, at least, ninety (90) days before your resignation a Preliminary Notice of Good Reason. For purposes of this memorandum, "Good Reason" means (i) the material reduction in your status, duties of responsibilities as in effect on the date of this Agreement; or (ii) a reduction in or a material delay in payment of your total cash compensation and benefits from those required to be provided to you in accordance with your Offer Letter; or (iii) the failure of the Company to obtain the assumption in writing of its obligations to you as set forth in this memorandum and your Offer Letter by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale, or similar transaction; provided,
                                                                  ---------
however, that "Good Reason" shall not include (A) acts not taken in bad
-------
faith which are cured by the Company in all respects not later than ninety
(90) days from the date of receipt by the Company of a written notice from you identifying in reasonable detail the act or acts constituting "Good Reason"
(a "Preliminary Notice of Good Reason") or (B) acts taken by the Company by reason of your physical or mental infirmity which impairs your ability to substantially perform your duties and responsibilities.


        Date:  2/15/01                  /s/ Tracey Thomas Travis
             ----------------          -------------------------------
                                       Tracey Thomas Travis

        Date:  2/9/01                   /s/ V. Ann Hailey
             ----------------          -------------------------------
                                       V. Ann Hailey

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                      CONFIDENTIALITY, NON-COMPETITION AND
                      -----------------------------------
                        INTELLECTUAL PROPERTY AGREEMENT
                        -------------------------------

     As an executive associate of a subsidiary of either The Limited, Inc. or Intimate Brands, Inc. or one of their affiliates (collectively, the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.

     THEREFORE, in consideration of both my employment with the Company and my right to receive options to acquire 40,000 shares of the common stock of Intimate Brands, Inc. pursuant to the terms of the Plan, and in recognition of the highly competitive nature of the business conduct by the Company, I agree as follows:

     1. I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company.

     2. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

     3. I understand that my employment with the Company is and at all times shall be "at will," which means that either the Company or I may terminate my employment at any time, for any reason or for no reason. However, if my employment with the Company it terminated by the Company for reasons other than for cause as defined below, I understand that the Company will continue to pay me my weekly base salary for a period of twenty-six (26) weeks, minus the deductions required by law and subject to a deduction for any salary or compensation that I earn from other employment or self-employment during the time period in question, regardless of when such amount is payable. Cause for termination of my employment shall exist in the event I: (1) willfully fail to perform my duties with the Company (other than a failure resulting from my incapacity due to physical or mental illness); or (2) plead "guilty" or "no contest" to or am convicted of an act which is defined as a felony under federal or state law; or (3) engage in willful misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

     4. If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

     5. If I resign my employment or if my employment is terminated by the Company for cause, I will not, for a period of six (6) months after my separation from the Company, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products.

     6. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U.S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing or any prior inventions or ideas.

     7. This Agreement cannot be changed in any way unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

Date:     January 26, 2001
       -----------------------

Date:     January 26, 2001                 /s/ Tracey Thomas Travis
       -----------------------             --------------------------
                                           Tracey Thomas Travis